Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

METROMEDIA GAS & POWER, INC.,

METROMEDIA GAS LLC,

METROMEDIA ENERGY, INC.,

ENERGYEXPRESS, INC.,

METROMEDIA POWER, INC.

and

SPRAGUE OPERATING RESOURCES, LLC

dated as of

September 10, 2014

i

Section 10.09 Amendment and Modification; Waiver.	57

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.	57

Section 10.11 Specific Performance.	58

Section 10.12 Counterparts.	58

Section 10.13 Appointment of Agent.	58

Exhibits

Exhibit A	-	Bill of Sale
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	Copyright Assignment
Exhibit D	-	BP Novation Agreement
Exhibit E	-	MMC Guaranty
Exhibit F	-	Transition Services Agreement

Schedules

Schedule I	-	Natural Gas Inventory Amount Calculation and Adjustment
Schedule II	-	Acquired Security Deposits
Disclosure Schedules

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 10, 2014, is entered into among (i) Metromedia Gas & Power, Inc., a Delaware corporation (“MMGP”), Metromedia Gas LLC, a Delaware limited liability company (“MMG”), Metromedia Energy, Inc., a New Jersey corporation (“MME”), EnergyEXPRESS, Inc., a Massachusetts corporation (“EEI”), and Metromedia Power, Inc., a Delaware corporation (“MMP” and, together with MMGP, MMG, MME and EEI, together, the “Sellers” and, individually, a “Seller”), on the one hand, and (ii) Sprague Operating Resources, LLC, a Delaware limited liability company (“Buyer”), on the other hand.

RECITALS

A. The Sellers are engaged in the business of marketing natural gas and brokering electricity to commercial, industrial and governmental customers throughout the Territory (as defined below) (the “Business”).

B. This Agreement contemplates a transaction in which Buyer will purchase (i) substantially all of the assets of the Sellers and (ii) assume certain liabilities of the Sellers relating to the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.02(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Acquired Security Deposits” means those cash security deposits set forth on Schedule II.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(l).

“BP Novation Agreement” means the letter agreement to be entered into among BP Energy Company, MME (on its own behalf and on behalf of its Affiliates) and the Buyer, substantially in the form attached hereto as Exhibit D.

“BP Supply Agreement” means that certain Preferred Supplier Agreement, dated as of August 1, 2011, by and between MMGP, MMG, MME and EEI, on the one hand, and BP Energy Company, on the other hand, as amended to date.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Fundamental Representations” has the meaning set forth in Section 8.01.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means any collective bargaining or other agreement between any of the Sellers and any Union, including any agreement relating to any Multiemployer Plan.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Developers” mean all persons (including employees, directors, contractors, consultants) who contributed to the development, planning, or other creation of any Intellectual Property Assets, including the Proprietary Software.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“EEI” has the meaning set forth in the preamble.

“Effective Time” means 12:01 a.m. on the date following the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act of 1972, as amended; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fraud Matters” means any fraud, criminal activity or willful misconduct or willful misrepresentation.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas (other than natural gas), in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hedging Agreements” means (i) any hedging agreements, futures contracts, commodity price swap agreements, forward agreements, contracts of sale, collars, puts, calls, floors, caps, options or other contracts or arrangements that are intended to benefit from or reduce or eliminate the risk associated with fluctuations in the price of hydrocarbons, interest rates and/or currency exchange rates and (ii) any other physical and financial purchase and sale contracts or transportation agreements, in each case relating to the Business.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller and used in or necessary for the conduct of the Business as currently conducted, including the Proprietary Software.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Laurence Morris, Jonathan Morris, Silvia Kessel and David Persing, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or willful misconduct or to the extent actually awarded to a Governmental Authority or other third party.”Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.08; (iv) any changes in applicable Laws or accounting rules, including GAAP; or (v) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” means each customer who has paid aggregate consideration to any Seller for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years.

“Material Permits” means those consents, approvals and waivers identified with an asterisk (*) on Section 4.16(b) of the Disclosure Schedule.

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“MMC” means Metromedia Company, a Delaware general partnership and an Affiliate of the Sellers.

“MMC Guaranty” means the Guaranty to be delivered by MMC to Buyer at the Closing, substantially in the form attached hereto as Exhibit E.

“MME” has the meaning set forth in the preamble.

“MMG” has the meaning set forth in the preamble.

“MMGP” has the meaning set forth in the preamble.

“MMP” has the meaning set forth in the preamble.

“MMP Assets” means the Purchased Assets to be sold by MMP pursuant to the terms of this Agreement.

“MMP Assigned Contracts” means the Assigned Contracts included among the MMP Assets.

“MMP Liabilities” means the Assumed Liabilities associated with the MMP Assigned Contracts.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Natural Gas Inventory” means the physical inventory of fungible, marketable natural gas that is usable and salable in the Ordinary Course of Business and included as part of the Purchased Assets, which physical inventory shall be determined in the manner specified on Schedule I attached hereto.

“Natural Gas Inventory Amount” means the cost of the Natural Gas Inventory as determined in the manner specified on Schedule I attached hereto.

“NYMEX” means the New York Mercantile Exchange.

“Off-the-Shelf Software” means any generally commercially available, uncustomized software used in the Business and licensed on a non-exclusive basis by means of a “shrink wrap”, “web wrap” or “click-through” license agreement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes without limitation software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means, with respect to a Person that is an artificial legal entity, such Person’s certificate or articles of incorporation or organization, bylaws, operating or limited liability company agreement, trust instrument, partnership agreement or other fundamental organizational document.

“Payment Period” means any period of time for which rent or other payments have been made in advance by the Sellers or are to be made in arrears by Buyer.

“Permits” means all permits, licenses, franchises, certificates of occupancy, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proprietary Software” means all software developed by the Sellers, or by third parties under contract to the Sellers, for use in the Business, described as “In-House Systems” on Section 4.11(h)(iii) of the Disclosure Schedule, including, without limitation, the natural gas price generator software, the custom billing software and the live reverse power auction platform software used in the Business.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of marketing natural gas and brokering electricity to commercial, industrial and governmental customers.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Security Deposit Amount” means an amount equal to the sum of the Acquired Security Deposits.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Fundamental Representations” has the meaning set forth in Section 8.01.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Material Consents” means those consents, approvals and waivers identified with an asterisk (*) on Section 4.03 of the Disclosure Schedule.

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the states of California, Connecticut, Delaware, Illinois, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas and Virginia and the District of Columbia, and any other state or territory in which any of the Sellers is conducting business as of the Closing.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Software” means any software that is a component of or necessary to compile the Proprietary Software and that either (i) is not owned by Sellers or (ii) as to which Sellers are restricted from transferring ownership to Buyer.

“Trademarks” means all rights in the trademarks and trade names set forth on Section 4.11(a) of the Disclosure Schedule.

“Trading Book” shall mean the combination of active risk positions, including, but not limited to, discretionary trading, system supply, prompt and future sales, hedges, options, physical and financial purchase and sale contracts, transportation agreements and other Hedging Agreements, in each case relating to the Business.

“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Assignment and Assumption of Leases, the Intellectual Property Assignment, the BP Novation Agreement, the MMC Guaranty, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” means the Services Agreement to be entered into at the Closing between the Buyer, on the one hand, and the Sellers, on the other hand, substantially in the form attached hereto as Exhibit F.

“Union” has the meaning set forth in Section 4.19(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all Natural Gas Inventory;

(b) all (i) customer Contracts, including wholesale contracts, retail contracts, commercial bid contracts or awards, other revenue producing natural gas and electricity supply contracts, and rights to storage, peaking and transportation capacity, brokerage agreements, Leases and Intellectual Property Agreements in each case as set forth on Section 2.01(b) of the Disclosure Schedules, (ii) all other Material Contracts, and (iii) all other Contracts entered into in the Ordinary Course of Business (all of the foregoing in clauses (i), (ii) and (iii), the “Assigned Contracts”) ;

(c) all end-user customer deposits intended as security or credit support;

(d) the Acquired Security Deposits;

(e) all Intellectual Property Assets, other than the Trademarks;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, spare parts and other tangible personal property (the “Tangible Personal Property”);

(g) all Leased Real Property;

(h) all Permits which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.16(b) of the Disclosure Schedules;

(i) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b) all accounts or notes receivable held by any Seller, and any claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) subject to Section 2.09, all prepaid expenses, credits, advance payments, claims, refunds, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes);

(d) all security deposits made by or on behalf of any of the Sellers, other than the Acquired Security Deposits;

(e) Contracts that are not Assigned Contracts, including the BP Supply Agreement (the “Excluded Contracts”);

(f) all of the outstanding capital stock or limited liability company interests of EEI, MME, MMG and MMP;

(g) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(h) all Benefit Plans and assets attributable thereto;

(i) the assets, properties and rights specifically set forth on Section 2.02(i) of the Disclosure Schedules; and

(j) the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller on or prior to the Closing;

(b) all Liabilities for accrued paid time off for employees of the Business hired by Buyer, as set forth on Section 2.03(b) of the Disclosure Schedule; and

(c) those Liabilities of Sellers set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) all trade accounts payable of Sellers to third parties;

(c) any termination fee or other termination liability associated with the termination of the BP Supply Agreement;

(d) any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.14; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(e) any Liabilities relating to or arising out of the Excluded Assets;

(f) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the ownership or operation of the Business or the Purchased Assets to the extent such Action relates to such ownership or operation on or prior to the Closing Date;

(g) any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;

(h) any Liabilities of Sellers to or for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, workers’ compensation, severance (it being understood that Sellers do not intend to pay severance to any employees of the Business hired by Buyer), retention, termination or other payments, and any Liabilities under the WARN Act;

(i) any Liabilities under Environmental Laws;

(j) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Sellers on or before the Closing; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, manager, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(l) any Liabilities under the Excluded Contracts or any other Contracts, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by any Seller of such Contracts prior to Closing;

(m) any Liabilities of any Seller to any other Seller or to any Affiliate of any Seller, including MMC;

(n) any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) Twenty Two Million Dollars ($22,000,000), plus (ii) the Natural Gas Inventory Amount, plus (iii) the Security Deposit Amount, plus (iv) the assumption of the Assumed Liabilities. The portion of the Purchase Price represented by clauses (i), (ii) and (iii) shall be paid in cash at the Closing by wire transfer of immediately available funds to an account designated in writing by Sellers.

The Purchase Price shall be subject to adjustment as set forth in Section 2.09.

Section 2.06 Allocation of Purchase Price. The allocation of the Purchase Price for Tax purposes shall be prepared consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. As soon as commercially practicable following the Closing Date (but in any event within one hundred twenty (120) days after the Closing Date), Buyer and Sellers shall use their reasonable efforts to agree upon the allocation of the Purchase Price for Tax purposes. If, and only if, Buyer and Sellers are able to agree upon the allocation of the Purchase Price for Tax purposes within such one hundred twenty (120) day period, Buyer and Sellers shall set forth such allocation in an Exhibit 2.06, which Exhibit shall become a part of this Agreement and such Exhibit shall be final and binding on the Parties as if it had been part of this Agreement as of the Closing Date. If Buyer and Sellers are unable to agree on an allocation of the Purchase Price for Tax purposes within one hundred and twenty (120) days after the Closing Date, each of Buyer, on the one hand, and Sellers, on the other hand, shall use its own purchase price allocation with respect to the Purchased Assets.

Section 2.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.08 Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.09 Apportionment.

(a) The Purchase Price set forth in Section 2.05 shall be subject to adjustment as set forth in this Section 2.09. In the event that any of the adjustments provided for in this Section 2.09 cannot be calculated as of the Closing Date, the appropriate payment shall be made by Buyer or the Sellers, as the case may be, to the other Party as promptly following the Closing Date as is practicable, but in any event within fifteen (15) days after the information necessary to make such calculations becomes available to the Parties, except as otherwise specified in this Section 2.09 or Schedule I .

(b) For each Assigned Contract (including leases of real estate or equipment and insurance policies) for which rent or other payments have been made in advance by the Sellers covering a Payment Period that includes time after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period after the Closing Date and the denominator of which is the total number of days in the Payment Period.

(c) For each Assigned Contract (including leases of real estate or equipment and insurance policies) for which rent or other payments are to be made in arrears by Buyer covering a Payment Period that includes time on or before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the Payment Period through and including the Closing Date and the denominator of which is the total number of days in the Payment Period.

(d) For any water, sewer, fire protection and other service fees, any electricity, gas, telephone and other utility expenses, any fees relating to any Permits of the Seller transferred to Buyer, and any real estate taxes or assessments, which (i) relate to any site covered by a real estate lease that is being assigned by the Seller to Buyer as an Assigned Contract and (ii) have been paid in advance by the Seller covering a Payment Period that includes time after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period after the Closing Date and the denominator of which is the total number of days in the Payment Period.

(e) For any water, sewer, fire protection and other service fees, any electricity, gas, telephone and other utility expenses, any fees relating to any Permits of the Seller transferred to Buyer, and any real estate taxes or assessments, which (i) relate to any site covered by a real estate lease that is being assigned by the Seller to Buyer as an Assigned Contract and (ii) are to

be paid in arrears by Buyer covering a Payment Period that includes time on or before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number days in the Payment Period through and including the Closing Date and the denominator of which is the total number of days in the Payment Period.

(f) The Natural Gas Inventory Amount shall be subject to adjustment following the Closing in accordance with the procedures set forth on Schedule I.

(g) If, at any time after the Closing, any Party receives a true-up statement from a local distribution company (“LDC”), the Parties will examine such statement, and, if necessary, request from the LDC further information, in order to determine which transactions reflected on such statement relate to periods prior to the Effective Time or after the Effective Time. The Parties will then work together in good faith in order to determine a payment amount from one Party to the other Party which gives the Sellers the aggregate economic benefit or burden, as the case may be, of those transactions occurring prior to the Effective Time, and the Buyer the aggregate economic benefit or burden, as the case may be, of those transactions occurring after the Effective Time. Such payment will be made as promptly as practicable (but in any event within three (3) Business Days) following its determination. Buyer will use commercially reasonable efforts to merge customer pools in a manner which coincides with the beginning of a new true-up cycle or at such time as Buyer has received adequate information from the LDC to make the foregoing determinations.

(h) If the Purchase Price is adjusted pursuant to this Section 2.09, the allocation of the Purchase Price among the Acquired Assets as set forth in Section 2.06 shall be appropriately modified to reflect such adjustment.

(i) The foregoing adjustment provisions shall not apply to end-user customer deposits intended as security or credit support, all of which shall be Purchased Assets.

ARTICLE III

CLOSING

Section 3.01 Closing.Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pierce Atwood LLP, One New Hampshire Avenue, Suite 350, Portsmouth, NH 03801 at 10:00 a.m. Eastern time, on the third (3rd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing may take place remotely, by exchange of documents and signatures by email and overnight mail, as counsel to the parties may agree. The Closing will be effective as of the Effective Time.

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) Subject to Section 10.07(b), one or more bills of sale in the form of Exhibit A hereto (each, a “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) Subject to Section 10.07(b), one or more assignment and assumption agreements in the form of Exhibit B hereto (each, an “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) Subject to Section 10.07(b), a copyright assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by the applicable Seller, transferring all of the applicable Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by the applicable Seller;

(v) with respect to each Lease, the consent to the assignment of such Lease by the applicable Seller to Buyer, duly executed by the applicable landlord or lessor;

(vi) with respect to each Lease, an estoppel certificate executed by each landlord or lessor in form and substance reasonably acceptable to Buyer;

(vii) the BP Novation Agreement, duly executed by the applicable Sellers and BP;

(viii) the MMC Guaranty, duly executed by MMC;

(ix) the Transition Services Agreement, duly executed by the Sellers;

(x) the Seller Closing Certificate;

(xi) the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(j) and Section 7.02(k); and

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Closing Payment;

(ii) the Assignment and Assumption Agreements, duly executed by Buyer or its assignee;

(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(iv) the BP Novation Agreement, duly executed by Buyer;

(v) the Transition Services Agreement, duly executed by the Sellers;

(vi) the Buyer Closing Certificate; and

(vii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Sellers. Each Seller is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the state indicated in the preamble to this Agreement and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller. Each Seller has full corporate or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents.The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller is a party or by which any Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (it being understood that Buyer will be required to apply for certain Permits in order to be able to conduct the Business after the Closing).

Section 4.04 Financial Statements.

(a) Complete copies of the (i) audited consolidated financial statements consisting of the balance sheet of MMGP as at December 31, 2010, 2011 and 2012 and the related statements of income and retained earnings, Sellers’ equity and cash flow for the years then ended, and (ii) the unaudited consolidated financial statements consisting of the balance sheet of MMGP as at December 31, 2013 and the related statements of income and retained earnings, Sellers’ equity and cash flow for the years then ended (the financial statements described in the foregoing clauses (i) and (ii), together, the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of MMGP as at June 30, 2014 and the related statements of income and retained earnings, Sellers’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer. Except as set forth on Section 4.04(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The unaudited consolidated balance sheet of MMGP as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.

(b) Each of the Sellers has established and maintains a system of internal controls over financial reporting that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Sellers are being made only in accordance with authorizations of management and their respective Boards of Directors or Managers, as the case may be, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Sellers’ assets that could have a material effect on the Sellers’ financial statements.

(c) Set forth in Section 4.04(c) of the Disclosure Schedule is the risk management policy of Sellers in effect as of the date hereof as it relates to the hedging and trading activities of the Business, and each Seller is in compliance with such risk management policy.

Section 4.05 Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.06 of the Disclosure Schedule, since the Balance Sheet Date, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(d) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Natural Gas Inventory in the Ordinary Course of Business;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, other than adjustments to customer accounts made in the Ordinary Course of Business;

(f) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(g) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h) acceleration, termination or cancellation of any Assigned Contract or Permit, or material modification to any Assigned Contract or Permit, which material modification remains in effect;

(i) imposition of any Encumbrance upon any of the Purchased Assets;

(j) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, managers, independent contractors or consultants of the Business, other than (A) periodic increases in compensation made in the Ordinary Course of Business, (B) as provided for in any written agreements or (C) required by applicable Law, (ii) change in the terms of employment for any employee of the Business, other than periodic increases in compensation made in the Ordinary Course of Business, or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, consultant or independent contractor of the Business;

(k) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, manager, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) Collective Bargaining Agreement or other agreement with a Union, in each case whether written or oral;

(l) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, managers or employees of the Business;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Natural Gas Inventory or supplies in the Ordinary Course of Business;

(o) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedule sets forth complete and accurate lists of the following Contracts, organized in accordance with the following clauses (such Contracts, together with all Leases and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Hedging Agreements to which any Seller is a party and which relate to the Business, including, without limitation, all contracts, agreements or instruments evidencing existing basis positions and fixed price positions backing end-user customer contracts;

(ii) all of the end-user customer Contracts of the Business, including complete and accurate information regarding (A) an identification of the contract by customer (with the names to be provided promptly following the execution of this Agreement), (B) the product type/structure to be sold thereunder, and (C) volume and price data for each Contract by month during the remaining term of such contract;

(iii) all credit support agreements or other collateral arrangements relating to the end-user contracts, such as customer provided deposits, letters of credit, corporate or parental guarantees or pre-payment;

(iv) all Contracts (other than end-user customer Contracts) involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(v) all Contracts that require a Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(vi) all Contracts that provide for the indemnification of any Person (other than indemnities entered into in the Ordinary Course of Business) or the assumption of any Tax, environmental or other Liability of any Person;

(vii) all broker, distributor, dealer, franchise, agency, sales promotion, commission, market research, marketing consulting and advertising Contracts;

(viii) all employment agreements, non-solicitation agreements and non-competition agreements;

(ix) all Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(x) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(xi) all Contracts with any Governmental Authority (other than Governmental Authorities that are end-user customers);

(xii) all Contracts that limit or purport to limit the ability of a Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii) all joint venture, partnership or similar Contracts;

(xiv) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xv) all powers of attorney with respect to the Business or any Purchased Asset;

(xvi) all Collective Bargaining Agreements or any other Contracts with any Union; and

(xvii) all other Contracts that are material to the Purchased Assets or the operation of the Business.

(b) The Sellers have made available to Buyer a complete and accurate copy of each Material Contract (or, where entered into on a Seller’s standard form, the standard form thereof). The Material Contracts represent all of the contracts and agreements of the types described in Section 4.07(a) relating to or used by the Sellers in the Business. With respect to each Material Contract, except as set forth on Section 4.07(b) of the Disclosure Schedule: (i) subject to Section 2.08, it is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (ii) except as set forth on Section 4.03 of the Disclosure Schedule, it is assignable by the applicable Seller to Buyer without the consent or approval of any party; and (iii) the applicable Seller is not, and, to the Sellers’ Knowledge, no other party thereto, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the applicable Seller or, to the Sellers’ Knowledge, any other party under such agreement.

(c) Section 4.07(c) of the Disclosure Schedule sets forth all of the storage, peaking and transportation capacity, and firm distribution capacity released to the Sellers for end-user customers of the Business as of the most recent available statement as of the date of this Agreement. Except as set forth on Section 4.03 of the Disclosure Schedule, with respect to all of the storage, peaking and transportation capacity released to the Sellers for end-user customers of the Business, such capacity is assignable by the applicable Seller to Buyer upon the consent and approval of such Seller’s counterparty, and is governed by the respective local distribution company tariffs with regard to the transfer of customers and assets between marketer pools.

(d) Section 4.07(d) of the Disclosure Schedule sets forth true, complete and correct copies of each standard form of customer Contract used in the Business. Each actual Contract entered into between any Seller and such Customer conforms in all material respects to one of such standard forms, other than individual state variations.

Section 4.08 Title to Purchased Assets. The applicable Seller has, and Buyer will acquire from the applicable Seller at the Closing, good, valid and marketable title to, or a valid leasehold interest in, all of the Purchased Assets which it purports to own. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable; and

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business. No officer, director, manager, shareholder, member, employee or Affiliate of any of the Sellers owns any assets that are used in the Business.

Section 4.10 Real Property

(a) The Sellers do not own any fee interest in any real property.

(b) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller holds any Leased Real Property (collectively, the “Leases”). Sellers have made available to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and the applicable Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) the applicable Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the applicable Seller has paid all rent due and payable under such Lease;

(iii) the applicable Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) no Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) no Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted and as currently contemplated to be conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations, including the Seller which owns such Intellectual Property Registrations, and (ii) Intellectual Property Assets, including the Proprietary Software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has made available to Buyer true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Sellers have made available to Buyer true and complete copies of all such Intellectual Property Agreements (other than those relating to Off-the-Shelf Software), including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. No Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c) The applicable Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. To the extent that any Intellectual Property Asset (or component) was originally owned or created by, for or with any third party (including any predecessor of any Seller), (i) the applicable Seller has a valid or enforceable written agreement with such third party or parties, pursuant to which such Seller has obtained complete, unencumbered, irrevocable and unrestricted ownership and is the exclusive owner of, all such Purchased Assets by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of any Intellectual Property Rights in the Purchased Assets); (ii) the applicable Seller has obtained to the fullest extent allowed under applicable law, waivers of moral rights and other similar rights of attribution, disclaimer of authorship or integrity in published works; (iii) the transfers from the applicable Seller to Buyer hereunder do not violate such third party agreements; (iv) such third parties have not retained and do not have any rights or licenses with respect to any Purchased Assets; and (v) to Sellers’ Knowledge, no basis exists for such third party to challenge or object to this Agreement or to the transfers of any Purchased Assets contemplated hereunder.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e) The Sellers’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Sellers have taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Sellers, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Sellers, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or any Seller’s rights with respect to any Intellectual Property Assets; or (iii) by any Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. No Seller is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(h) With respect to the Proprietary Software:

(i) No Open Source Code was used in the development or modification of any Proprietary Software, or is incorporated into any Proprietary Software, and no Proprietary Software is or was distributed with or was derived from, Open Source Code.

(ii) No third party possesses any copy of, or has a license to or otherwise has access to, any source code or object code to any Proprietary Software. No Seller has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Proprietary Software source code or object code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of such source code or object code to any other Person.

(iii) The Proprietary Software will perform in all material respects in accordance with the specifications therefor as set forth in Section 4.11(h)(iii) of the Disclosure Schedule and will be free from any bugs, defects or errors that materially and adversely affect the use, functionality or performance of the Proprietary Software for its intended purpose in accordance with such specifications.

(iv) The Proprietary Software source code has been documented in a professional manner that is sufficient in all material respects to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Proprietary Software.

(v) The Proprietary Software is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” (as such terms are commonly understood in the software industry) or other software routines, code or hardware components that in each case are designed to harm, or are capable of performing any of the following functions: (A) permitting unauthorized access, or the unauthorized disablement or erasure of, or other unauthorized impediment to, such or data or other software of users, or otherwise causing them to be incapable of being used in the full manner contemplated in the applicable documentation or (B) damaging, or destroying any data or files without the user’s consent.

Section 4.12 Natural Gas Inventory.

(a) All Natural Gas Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business. All Natural Gas Inventory is owned by Sellers free and clear of all Encumbrances, and no Natural Gas Inventory is held on a consignment basis. The quantity of Natural Gas Inventory is not excessive, but is reasonable in the present circumstances of Sellers and the conduct of the Business in the Ordinary Course of Business.

(b) On the Closing Date, the quantity and cost of the Natural Gas Inventory will be determined, and adjusted following the Closing Date, using the procedures attached hereto as Schedule I.

Section 4.13 Customers and Suppliers.

(a) No Seller has received any notice, and Sellers’ have no reason to believe, that any of the Material Customers has ceased to use, or intends to cease to use after the Closing, the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom any Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth on Section 4.13(b) of the Disclosure Schedule, no Seller has received any notice, and Sellers’ have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14 Insurance.Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of credit, fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims submitted to carriers and the claims history since January 1, 2012. Except as set forth on Section 4.14 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller or any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. No Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities (other than collections Actions initiated by a Seller against former customers in the Ordinary Course of Business), including, without limitation, any such Action before any public utilities commission or similar Governmental Authority, or any Governmental Authority charged with authority over consumer affairs or consumer protection; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets. Each Seller is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules.

Section 4.16 Compliance With Laws; Permits.

(a) Each Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for any Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the applicable Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to any Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17 Environmental Matters.

(a) The Sellers have complied with all applicable Environmental Laws in the conduct of the Business and the ownership and operation of the Purchased Assets. There is no pending or, to the Sellers’ Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Business or the Purchased Assets.

(b) No Seller is a party to, nor is any Seller or any of the Purchased Assets bound by, any Governmental Order relating to the Business and entered into in connection with any legal obligation or liability arising under any Environmental Law.

Section 4.18 Employee Benefit Matters.

(a) Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Seller for the benefit of any current or former employee, officer, director, manager, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 4.18(c) of the Disclosure Schedules, each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Seller or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. No Seller is or has ever been a party to any Multiemployer Plan.

(d) No Seller or any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as set forth in Section 4.18(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Except as set forth in Section 4.18(g) of the Disclosure Schedules there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by any Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. No Seller or any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as set forth in Section 4.18(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

Section 4.19 Employment Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.

(b) No Seller is, and no Seller has been, a party to, bound by, or negotiating any Collective Bargaining Agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of any Seller, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.19(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Seller or any employees of the Business.

(c) Except as set forth on Section 4.19(c) of the Disclosure Schedules, each employee, independent contractor or consultant of the Sellers is employed or engaged on an “at will” basis, and no Seller is party to any agreement with any such employee, independent contractor or consultant. Each Seller is and has been in compliance in all material respects with all agreements listed on Section 4.19(c) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.19(c), there are no Actions against any Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d) Sellers have complied with the WARN Act, and have no plans to undertake any action in the future that would trigger the WARN Act.

Section 4.20 Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by any Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

(d) All deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid.

(e) No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets.

(g) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) No Seller is, and no Seller has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller or any of their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Purchase Price and to consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each Seller shall (x) conduct the Business in the Ordinary Course of Business; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, each Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f) perform all of its obligations under all Assigned Contracts;

(g) maintain the Books and Records in accordance with past practice;

(h) continue to hedge physical and financial positions in a manner generally consistent with recent business practices and the Sellers’ risk policy;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, each Seller shall (a) afford Buyer and its Representatives reasonable access, at mutually agreed upon times and places, to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business (provided that, any customer data shall be provided only on a de-identified (redacted) basis prior to the Closing); (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business in Sellers’ possession as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of such Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03 No Solicitation of Other Bids.

(a) No Seller shall, and no Seller shall authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by asset sale, stock purchase, share exchange, merger or otherwise, of all or any portion of the Business or the Purchased Assets or any other transaction that would be inconsistent with the transactions contemplated by this Agreement.

(b) In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct as of the date hereof or as if made on and as of the Closing Date (other than with respect to matters not adverse to Sellers arising in the Ordinary Course of Business consistent with Section 6.01) or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Sellers shall terminate all employees of the Business who are actively at work on the Closing Date, and subject to Section 6.05(b) and Buyer’s normal employment screening and hiring practices, Buyer shall offer employment in substantially comparable positions at substantially comparable compensation, on an “at will” basis, to all of such employees (other than Michael Schnell). Buyer will give all such employees that it hires credit for their service with Sellers for purposes of participation in Buyer’s employee benefit plans and vacation and severance policies or practices. Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05. Notwithstanding the foregoing, Sellers may continue to employ any such employees not hired by Buyer.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee,

officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay (it being understood that Sellers do not intend to pay severance to any employees of the Business hired by Buyer) for any period relating to the service with any Seller or any Affiliate of any Seller at any time on or prior to the Closing Date.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06 Confidentiality. During the Restricted Period, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show, by clear and convincing evidence, that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-Competition; Non-Solicitation

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of any Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. For the avoidance of doubt, no employee of any Seller who is an Affiliate shall be bound by the provisions of this Section 6.07(a).

(b) During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one year from the date of termination of employment, any employee whose employment has been terminated by the employee. For the avoidance of doubt, no employee of any Seller who is an Affiliate shall be bound by the provisions of this Section 6.07(b).

(c) Sellers acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Sellers acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this

Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall, upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records. Such Books and Records shall be maintained, and may be destroyed from time to time, in accordance with Buyer’s normal records retention policies then in effect.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers shall, upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to their books and records. Such books and records shall be maintained, and may be destroyed from time to time, in accordance with Sellers’ normal records retention policies then in effect.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof. Without limiting the foregoing, Buyer and Sellers each agree to enter into the BP Novation Agreement, with such updates to reflect Hedging Agreements entered into between the date of this Agreement and the Closing Date.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Sellers acknowledge that Sprague Resources, LP, the parent of Buyer, may be required to file a Current Report on Form 8-K with the Securities and Exchange Commission describing this Agreement and the transactions contemplated hereby within four (4) Business Days following the execution and delivery of this Agreement and consent to the filing of such report and the inclusion of this Agreement as an exhibit to such report or any subsequent report filed with the Securities and Exchange Commission.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13 Receivables and Payables.

(a) Receivables in General. Buyer will use reasonable efforts to assist Sellers with the receipt and processing of the Accounts Receivable, including any delinquent Accounts Receivable, to the extent such assistance is necessary and desired by Sellers. Buyer shall permit Sellers to utilize their former credit group employed by Buyer following the Closing to process such collections in a manner customary for transactions such as this and as mutually agreed by the Parties, provided, however, that (i) in no event shall Buyer be responsible for any third-party costs, fees or expenses required to commence litigation or other collection processes on Sellers’ behalf and (ii) the primary duties of such personnel must be prioritized in day-to-day activity to address Buyer’s requirements for the on-going conduct of the Business.

(b) Lockboxes, Payment Instructions and Reconciliation of Receivables. Sellers will continue to maintain their existing lockbox accounts for the remittance of the Accounts Receivable. Buyer will not give customers of the Business new payment instructions until it sends out invoices for the first full billing period beginning on or after the Effective Time. From and after the Closing, if Buyer receives or collects any funds intended as payment of any Accounts Receivable, Buyer shall remit such funds to Sellers , and if Sellers receive or collect any funds intended as payment of any accounts receivable of Buyer, Sellers shall remit such funds to Buyer, in each case as promptly as practicable (but in any event within three (3) Business Days of the determination of the party to whom such funds belong).

(c) Payables. In the event that Buyer receives a valid invoice (as determined in accordance with past practices) for an account payable relating solely to a period ending prior to the Effective Time, Buyer will forward such invoice to Sellers and cooperate with Sellers in processing payment of such invoice from an account maintained by one of the Sellers or their Affiliates. In the event that Buyer receives a valid invoice (as determined in accordance with past practices) for an account payable relating to a period beginning prior to the Effective Time and ending after the Effective Time, Buyer will pay such invoice and Sellers will reimburse Buyer as promptly as practicable (but in any event within three (3) Business Days of payment of such invoice) for the portion of such invoice relating to the period prior to the Effective Time (as determined in accordance with Section 2.09). Any commission payments due to former employees of the Sellers with respect to the Accounts Receivable will be paid directly by Sellers.

Section 6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.15 Tax Clearance Certificates. If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where any Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Sellers. If any taxing authority asserts that a Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16 Trademark and Domain Name License. Effective upon the Closing, MMC and Sellers hereby grant to Buyer a non-exclusive, irrevocable, royalty free, fully paid up license to use the Trademarks and the domain names www.metromediaenergy.com and www.metromediapower.com in the Territory solely in connection with Buyer’s conduct of the Business for a period of eighteen (18) months following the Closing Date.

Section 6.17 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 which are Seller Material Consents, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Seller Fundamental Representations (with the exception of clause (c) of Section 4.03), the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Seller Fundamental Representations (with the exception of clause (c) of Section 4.03) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or any Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All Seller Material Consents shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Material Permits.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers, as applicable, and shareholders or members, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than Buyer Fundamental Representations (other than clause (c) of Section 5.03), the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Buyer Fundamental Representations (other than clause (c) of Section 5.03) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to Sellers such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.08 and Section 4.21 (the “Seller Fundamental Representations”) and Section 5.01, Section 5.02, Section 5.03 and Section 5.04 (the “Buyer Fundamental Representations”) shall survive indefinitely, and (ii) Section 4.18 and Section 4.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of their Affiliates (other than the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Two Hundred Thousand Dollars ($200,000) (the “Basket”), in which event Seller shall only be required to pay or be liable for all such Losses in excess of such amount. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed Three Million Three Hundred Seventy Five Thousand Dollars ($3,375,000) (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the Seller Fundamental Representations, the Buyer Fundamental Representations or any representation or warranty in Section 4.20, or Section 4.21 or (ii) Fraud Matters.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, and any Losses with respect thereto, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if Sellers are the Indemnifying Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party

Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from or relating to Fraud Matters on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud Matters.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2014, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Metromedia Gas & Power, Inc. c/o Metromedia Company 810 7th Avenue, 29th Floor New York, NY 10019 Facsimile: (212) 606-4317 Attention: General Counsel

If to Buyer:

Sprague Operating Resources, LLC

185 International Drive

Portsmouth, NH 03801

Facsimile: (603) 430-5324

E-mail: pscoff@spragueenergy.com

Attention: Paul A. Scoff, Vice President,

General Counsel and Chief Compliance

Officer

with a copy to:	Pierce Atwood LLP One New Hampshire Avenue, Suite 350 Portsmouth, NH 03801 Facsimile: (603) 433-6372 E-mail: spueschel@pierceatwood.com Attention: Scott E. Pueschel

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

(b) Without limiting the foregoing, the Sellers acknowledge that Buyer intends to assign its rights hereunder to acquire the MMP Assets, and its obligation hereunder to assume the MMP Liabilities, to Buyer’s affiliate, Sprague Energy Solutions, LLC, and hereby agree to such assignment. At the Closing, the Sellers and Buyer agree to execute and deliver such separate Bills of Sale, Assignment and Assumption Agreements and other instruments of transfer as Buyer may reasonable request in order to effect the transfer of the MMP Assets to, and the assumption of the MMP Liabilities by, Sprague Energy Solutions, LLC.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Appointment of Agent.

(a) In order to efficiently administer (i) the execution and delivery of the Transaction Documents and any certificates, instruments or other documents to be delivered on behalf of the Sellers, or any of them, in connection with the Closing, (ii) the fulfillment of any condition to the obligations of Buyer and the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, and (iii) the defense and/or settlement of any claims for which the Sellers’ may be required to indemnify Buyer pursuant to Article VIII hereof, each of the Sellers hereby designates MMGP as their representative (the “Sellers’ Representative”) and attorney-in-fact for the purposes set forth in this Section 10.13.

(b) The Sellers hereby authorize the Sellers’ Representative (i) to execute and deliver any Transaction Documents and certificates, instruments or other documents to be delivered on behalf of the Sellers, or any of them, in connection with the Closing , (ii) to take all action necessary in connection with the fulfillment of any condition to the obligations of Buyer and the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Sellers may be required to indemnify Buyer or the Company pursuant to Article VIII hereof, (iii) to give and receive all notices required to be given under the Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement.

(c) All decisions and actions by the Sellers’ Representative, including, without limitation, any agreement between the Sellers’ Representative and Buyer relating to the defense or settlement of any claims for which the Sellers may be required to indemnify Buyer and/or the Company pursuant to Article VIII hereof, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(d) By their execution of this Agreement, the Sellers agree that:

(i) Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification by Buyer pursuant to Article VIII hereof or any other actions required to be taken by the Sellers’ Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Sellers’ Representative;

(ii) all actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Sellers’ Representative; and

(iii) the provisions of this Section 10.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

METROMEDIA GAS & POWER, INC.

By:	/s/ Laurence Morris
Name:	Laurence Morris
Title:	Senior Vice President, Treasurer and Secretary

METROMEDIA GAS LLC

By:	/s/ Laurence Morris
Name:	Laurence Morris
Title:	Manager

METROMEDIA ENERGY, INC

By:	/s/ Laurence Morris
Name:	Laurence Morris
Title:	Senior Vice President, Treasurer and Secretary

ENERGYEXPRESS, INC.

By:	/s/ Laurence Morris
Name:	Laurence Morris
Title:	Senior Vice President, Treasurer and Secretary

METROMEDIA POWER, INC.

By:	/s/ Laurence Morris
Name:	Laurence Morris
Title:	Senior Vice President, Treasurer and Secretary

BUYER:

SPRAGUE OPERATING RESOURCES, LLC

By:	/s/ Paul A. Scoff
Name:	Paul A. Scoff
Title:	Vice President, General Counsel and Chief Compliance Officer

The undersigned executes this Agreement for the sole purpose of (i) agreeing to execute and deliver the MMC Guaranty at the Closing and (ii) agreeing to be bound by the provisions of Section 6.16 hereof.

METROMEDIA COMPANY

By:	/s/ Silvia Kessel
Name:	Silvia Kessel
Title:	Senior Vice President